Exhibit 99.2

NEWS RELEASE 07-006 For Immediate Release	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802 Ken Dennard, Managing Partner DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES EXPANSION OF MPSV PROGRAM

May 3, 2007 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today that it has expanded its multi-purpose supply vessel (“MPSV”) program to include one 430-ft. new generation DP-3 MPSV to be constructed at a European shipyard with an anticipated third quarter 2009 delivery. This 8,000 deadweight ton vessel will be equipped with two cranes, a helideck, a moon pool and accommodations for 100 people. The primary crane will have lifting capacity of up to 400 tons in up to 10,000 feet of water depth and the secondary crane will provide significant additional lifting capacity. This world-class MPSV will be capable of operating globally. However, the Company plans to deploy the vessel in its primary operating market, the deepwater and ultra-deepwater Gulf of Mexico (“GoM”). While this foreign-built vessel cannot qualify for Jones Act trade, the Company still intends to U.S.-flag the vessel, which offers certain strategic benefits to the Company and its GoM customers.

The new DP-3 vessel to be constructed will be included in the Company’s MPSV program, which currently consists of two U.S.-flagged coastwise sulfur tankers that are being converted into 370-ft. new generation DP-2 MPSVs. Based on current internal estimates, the aggregate total project budget for these three vessels, before construction period interest, is now expected to be in the $250.0 million to $270.0 million range, depending on final vessel configurations. The Company plans to fund the incremental cost of this DP-3 newbuild MPSV from current cash on-hand and projected free cash flow.

Hornbeck Offshore also has an exclusive four-year option to construct two additional “sister vessels” based on the same DP-3 MPSV design at a U.S. shipyard of its choice, which would qualify for domestic coastwise trade under the Jones Act.

Todd Hornbeck, the Company’s Chairman, President and Chief Executive Officer, commented, “In May 2005, we launched a highly innovative MPSV program to address an emerging trend in customer demand for larger, more versatile vessels capable of meeting the evolving needs of the exploration, development and production life-cycle of deepwater and ultra-deepwater fields from ‘cradle-to-grave.’ We believe that the worldwide demand for highly specialized equipment like our MPSVs is rapidly

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expanding and is currently being serviced by a relatively few foreign flagged vessels. For this reason, we believe that the high-end ultra-deepwater MPSV niche is still undersupplied and that more of such vessels are required for the post-2009 market, particularly in the GoM. In keeping with our strategy of remaining on the leading edge of the technology spectrum, we plan to deliver the first U.S.-flagged DP-3 vessels to the domestic MPSV market. We believe that we were the first domestic OSV operator to introduce U.S.-flagged DP-2 equipment to the GoM in 2001 and we intend to do the same with DP-3 technology.

“These new vessels are designed to handle a variety of deepwater and ultra-deepwater oilfield applications, many of which are not levered to the exploratory rig count. They are excellent platforms to support subsea-to-surface construction, inspection, repair and maintenance, well intervention, decommissioning projects and flotel services, as well as pipeline and subsea wellhead installations with ROVs, saturation diving systems and flexible umbilical and flexible pipe laying capabilities. Given current market demand visibility through at least 2011 and the level of customer inquiries for this type of equipment, we believe that we will be able to secure a multi-year term contract for this new DP-3 vessel at dayrates commensurate with our historical capital investment parameters,” Mr. Hornbeck concluded.

Carl Annessa, the Company’s Executive Vice President and Chief Operating Officer, added, “Rather than developing a proprietary in-house MPSV design ‘from scratch,’ we were able to identify a highly reputable shipyard in Holland with an existing DP-3 design, which we have adapted to meet our customers’ objectives for the GoM. More importantly, however, we secured a calendar 2009 delivery, which we believe is one of the earliest available delivery slots for a DP-3 vessel of this size and capability in the worldwide shipyard community. Merwede Shipyard has an outstanding track record of constructing its own proprietary vessel designs on-time and on-budget, having successfully delivered a series of five “sister vessels” that are already in service in international waters at attractive dayrates. Accordingly, we believe that their proven ‘T-22’ MPSV design can be brought to market in a timely manner.”

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 60 vessels primarily serving the energy industry.

Forward-Looking Statements

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations, beliefs and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations, beliefs and projections will prove to be correct. Important factors that might cause future results to differ from these assumptions, expectations, beliefs and projections include, but are not limited to, industry risks, changes in capital spending budgets by customers, oil and natural gas prices, variations in demand for vessel services, increases in operating costs, the inability to accurately predict vessel utilization levels and dayrates, less than anticipated subsea infrastructure demand activity in the GoM and other markets, the level of fleet additions by competitors and over-capacity, economic and political risks, weather related risks, the ability to attract and retain qualified marine personnel, regulatory risks, the repeal or administrative weakening of the Jones Act, shipyard construction and drydocking delays and cost overruns and related risks, vessel accidents, unplanned customer suspensions, cancellations or non-renewal of contracts, unexpected litigation and insurance expenses, fluctuations in foreign currency valuations compared to the U.S. dollar and other factors described in the Company's most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission.